MARKIPLIER COMIC
LICENSING AGREEMENT

This Licensing Agreement (this "Agreement") is made and entered into as of April 12, 2016 (the "Effective Date") by and among Red Giant Entertainment, Inc., a Florida corporation ("Company") and MARK FISCHBACH, an individual ("Creator") residing in Los Angeles, CA. Company and Creator may sometimes be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Company is in the business of developing comic book style properties for use in other multiple media forms such as comics, trade paperbacks, hardcovers, digital, web, and apps;

WHEREAS, Creator is an Internet celebrity known as Markiplier and controls the title character behind the proposed **MARKIPLIER COMIC, a four (4) part mini series,** (the "Title," thereof; provided, however, that the definition of "Title" shall also include (i) Works (as defined in Section 1.01); and (ii) any other adaptations, modifications or derivative works to the Title or Works upon creation thereof);

WHEREAS, Creator owns and controls all of the worldwide legal rights for intangibles including but not limited to trademarks and copyrights derived from the Title (collectively, the "Property Rights") which are and will be available for exploitation and administration;

WHEREAS, Creator desires to share with Company limited, licensed control of the Title and the Property Rights and further desires to appoint Company as the administrator of the Title worldwide under the terms herein, and Company desires to accept such control and appointment; and

NOW THEREFORE, in consideration of the Recitals set forth above, which are made a part of this Agreement, and the mutual promises and representations contained herein, the Parties agree as follows:

1.0 SERVICES.

1.01 Services. Creator agrees to perform and provide to Company, the Services for such work product as mutually agreed upon.

1.02 Professional Conduct. Creator shall perform the Services in a professional manner and devote the requisite time to enable Company to meet all deadlines for delivery.

1.03 Company Responsibilities. Company shall provide Creator with access and approval to all materials, marketing, artwork, writing and components prior to publishing or distribution.

1.04 Separate Agreements. Creator acknowledges and agrees that any services in this Agreement relates solely to Services to be performed in connection with the Title. Creator acknowledges and agrees that in order to receive compensation for any services or work product provided to Company other than as related to the Title and requested under this Agreement, Creator must negotiate with Company and execute prior to beginning any such services a separate agreement specifically providing for Creator to receive compensation under such separate agreement. Creator acknowledges and agrees that Creator has no ownership interest or rights in any work product created or services provided related to any of Company's other titles or properties (the "Other Properties") notwithstanding Creator's creation of such work product or Creator's incorporation into such work product of Creator's pre-existing intellectual property except as may be provided under such separate agreement. Any Creator services or work product provided related to any Other Properties shall be considered works made for hire and the exclusive property of Company unless otherwise provided for in such separate agreement.

2.0 DELIVERY AND ACCEPTANCE.

2.01 Deliverables. Within the time set forth in a separate agreement, Company shall deliver to Creator, for Creator's review and approval, such Works as required by the agreement for the prospective product.

2.02 Revisions. Upon each delivery of any Works to Company, Creator reserves the right to provide requests for revisions thereto. Upon receipt of such request for revision, Company shall implement such revisions and deliver to Creator a revised Work for Creator's review and approval.

2.03 Acceptance. Upon delivery of any completed Works, Creator shall have two calendar days to evaluate the Works and provide to Company written notice of acceptance or rejection, specifying the basis therefor. In the event Creator fails to notify Company within two calendar days, such delivered Works shall be deemed accepted.

3.0 COMPENSATION AND PAYMENT.

3.01 Compensation. Company shall pay to Creator the compensation set forth on Exhibit B to this Agreement. Payments shall be made on a Quarterly basis from disbursements as set for on Exhibit B.

4.0 OWNERSHIP AND ADMINISTRATION OF THE TITLE.

4.01 Ownership of the Title. In exchange for the mutual promises and covenants contained herein, Creator hereby assigns only the copyright and license to his likeness as it pertains to the sole purpose of the Title and marketing for the Title. Company acknowledges that Creator in no way is granting license to his likeness beyond the scope of this title and its marketing nor any ownership of any kind.

4.02 Administration of the Title. Creator grants to Company the sole and exclusive right to administer, control, use, adapt, modify, create derivative works, exploit and otherwise

deal in and for the Title worldwide, including without limitation (i) printing, publishing, vending and selling in all forms printed editions of the Title; (ii) making and authorizing others to make electrical, transcription, mechanical, synchronization, dramatic and commercial uses of the Title in any form, including without limitation webcomics, digital comics and app comics; (iii) granting rights to publicly distribute the Title for profit; (iv) to collect all fees and royalties becoming due for any of the above; (v) prosecuting, defending, and settling any third party action or claim relating to the Title and the respective rights of the Parties therein (collectively, the "Administrative Rights"). Creator shall execute and complete all such documents reasonably requested by Company to accomplish the foregoing.

4.03 Company Responsibilities. Company shall provide Creator with reasonable access to Company information regarding Company's administration of the Title through the Project Representative.

4.04 Moral Rights Waiver. Creator understands that the term "moral rights" means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of the United States or any State thereof, regardless of whether or not such right is denominated or generally referred to as a "moral right," including, without limitation, the rights of attribution and integrity in works of visual art pursuant to 17 U.S.C. § 106A. Creator irrevocably waives and agrees never to assert any moral rights Creator may have in the Title or any part thereof, even after any termination or expiration of this Agreement.

4.05 Third Party Rights. In the event that Creator, without the prior written consent of Company, uses or incorporates any proprietary third party technology, license, know-how, or other proprietary information ("Third Party Rights") in the Title, Creator shall secure for Company a perpetual, royalty free, irrevocable, non-exclusive and worldwide license to use, copy, create derivative works, license or display such Third Party Rights in connection with the Title.

4.06 Content Limitations. Company has not and shall not incorporate into the Title or any part thereof any material, text, or graphic in any form that, without limitation, may potentially infringe or misappropriate the copyright, trademark, proprietary or other intellectual property right of any person.

4.07 Additional Obligations. Creator shall be sole arbiter of any personal appearances, marketing, promotion, interviews, book parties, readings and similar promotional or marketing events as Creator may agree to in Company's efforts to market the Title. Company acknowledges that Creator is under no obligation to perform any of these duties.

4.08 Credit. Creator shall receive credit in any published version of the Title or other uses thereof as owner of the Title, as well as a writer, as applicable to this Agreement, in such places as are customary and usual within the trade for the Title. Creator acknowledges and agrees that no credit shall be given unless Creator keeps and performs each covenant, representation and warranty to be kept or performed by Creator. Creator shall provide to Company, and hereby grants to Company the right to use, approved materials, including

Creator's name, likeness and biographical information, (i) for advertising the Title; (ii) for exploitation of the Title; and (iii) for institutional advertising of Company.

5.0 REPRESENTATIONS AND WARRANTIES.

5.01 Creator Representations and Warranties. Creator represents and warrants to Company that: (i) Creator has the right and authority to enter into and perform his, her or its obligations under this Agreement; (ii) there are not now, nor will there be, any liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings which might conflict or interfere with, limit, derogate from, be inconsistent with, or otherwise affect any of the provisions of this Agreement, any representation or warranty of Creator herein, or the enjoyment by Company of the rights granted hereunder; (iii) Creator shall not use for his, her or its own benefit nor disclose or release any Confidential Information (as defined below) to any third party, and shall preserve the confidentiality of such information in perpetuity; and (iv) Creator is not and shall not be under any obligation or restriction that may in any way interfere, conflict with or present a conflict of interest with Creator's performance of the Services.

6.0 MUTUAL INDEMNIFICATION.

6.01 Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party and its shareholders, directors, officers, employees and agents (the "Indemnified Party") from and against any action, claim, demand or liability, including reasonable attorney's fees and costs, arising from or relating to: (i) the Indemnifying Party's breach of this Agreement; (ii) the negligence or willful misconduct of the Indemnifying Party and any of its agents, representatives, or subcontractors, if any; (iii) with respect to Creator as Indemnifying Party any allegation that the Title or any of the Services provided by Creator infringe a third person's copyright, trademark, or other proprietary right, or misappropriates a third person's trade secret; or (iv) any claim against the Indemnified Party based on a defective design or defective Product arising from or related to the Services. The Indemnifying Party agrees that the Indemnified Party shall have the right to participate in the defense of any such claim through counsel of the Indemnified Party own choosing at the Indemnified Party's expense.

7.0 TERM AND TERMINATION.

7.01 Term. The term of this Agreement shall commence on the Effective Date hereof and remain in full force and effect so long as any Property Rights to the Title shall remain in perpetuity for the Title as long as it remains in circulation in print and/or digital for a period of no less than 5 years.

8.0 CONFIDENTIAL INFORMATION.

8.01 Confidential Information. During the term of this Agreement, Creator may be given access to certain confidential, proprietary and trade secret information, including but not limited to, story lines, plots, business methods, marketing and promotional methods, pricing information, list of vendors, employees or other contractors, customer information, financials, or technical information that belongs to Company in connection with Creator's performance of the

Services ("Confidential Information"). Creator agrees to preserve the confidentiality of all Confidential Information that is provided by Company in connection with the Agreement, and shall not, without the prior written consent of Company, disclose or make available to any person, or use for its own or any other person's benefit, other than as necessary in performance of its obligations under this Agreement, any Confidential Information. Creator shall exercise its best efforts to safeguard the Confidential Information against improper disclosure or use.

8.02 No Third Party Confidential Information. Creator agrees not to disclose to Company any confidential information of Creator or of any other person. Creator represents and warrants that any information provided to Company in the performance of this Agreement is not and shall not be confidential information.

9.0 GENERAL PROVISIONS.

9.01 Independent Contractors. The relationship between the Parties shall be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Creator is not the agent of Company and shall not have any right, power or authority to act or create any obligation, express or implied, on behalf of Company. Creator acknowledges and agrees that it shall be the obligation of Creator to report as income all compensation received by Creator pursuant to this Agreement, and Creator agrees to indemnify Company and hold it harmless to the extent of any obligation imposed on Company to pay any taxes or insurance, including without limitation, withholding taxes, social security, unemployment, or disability insurance, including interest and penalties thereon, in connection with any payments made to Creator by Company pursuant to this Agreement.

9.02 Assignment. Neither party may assign its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, and any attempt by either party to assign this Agreement without the express written consent of all parties shall be void.

9.03 Waiver. No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

9.04 Severability. If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

9.05 Notice. All notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, or when sent by facsimile or e-mail and confirmed by a receipt or confirmation. All notices shall be directed to the Parties at the respective addresses as either Party may, from time to time, designate by notice to the other Party.

9.06 Amendment. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both Parties.

9.07 Law; Jurisdiction. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The parties agree that the state and federal courts in the County of Lake, State of Florida shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

9.08 Survival. The respective rights and obligations of the Parties under Sections 4, 6, 7, 8, and 9 shall survive any termination or expiration of this Agreement.

9.09 Time. The Parties agree that time is of the essence in the performance of the respective obligations under this Agreement.

9.10 Entire Agreement. Notwithstanding anything to the contrary stated herein, this Agreement, together with the attached exhibits, which are incorporated by this reference, constitutes the complete and exclusive statement of all mutual understandings between the Parties with respect to the subject matter hereof, superseding all prior agreements, prior or contemporaneous proposals, communications and understandings, oral or written.

9.11 Non-Disparagement. Each of the Parties hereto agrees that they will not disparage, deprecate or criticize any Party to this Agreement to any person not a party to this Agreement. This agreement of mutual non-disparagement constitutes a material part of the "bargained-for" consideration of this Agreement.

9.12 Attorneys' Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

9.13 Construction of Agreement. Each Party acknowledges and agrees that no provision of this Agreement shall be construed against or be interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or deemed to have structured, dictated or drafted such provision. Each Party has been given the opportunity to consult with counsel of such Party's choice regarding such Party's rights and obligations under this Agreement and in connection with the negotiation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement.

CREATOR:

By: MARK FISCHBACH, an Individual

COMPANY:

Red Giant Entertainment, Inc.,
a Florida corporation

By: BENNY POWEL
Its: Chief Executive Officer

EXHIBIT A

SERVICES

Creators shall review all scripts, artwork and marketing materials and give approvals,and/or request revisions in a timely manner.

EXHIBIT B

COMPENSATION

Creator's compensation under this Agreement shall be as follows:

1. Definitions. As used in this Agreement:

"Cost of Revenues" means all fees, costs, and expenses incurred in the generation of such Gross Revenues, including without limitation printing costs, production costs, advertising/PR costs, compensation for Services pursuant to Item 4, creative services fees paid to third-party Creators, processing and distribution discounts and costs, third party royalty fees, commissions, shipping fees, and credit card fees.

"Gross Revenues" means gross revenues, as defined by generally accepted accounting principles ("GAAP") in effect at the time of the calculations generated by Company from the Title, including without limitation from advertising, funds received from distributors or online direct sales to non-retail customers, and Kickstarter or other crowdsourcing funds received, as well as any funds provided by Creator used for printing or production at Company's request.

"Net Revenue" means, to the extent greater than $0, Gross Revenues less Cost of Revenues.

2. Base Royalty. Subject to Item 2, below, Company shall pay to Creator part of the Net Revenue pursuant to the following schedule.

Net Revenue	Percentage Share
Print Book Publishing	50%
Compilations and Reprint Book Publishing	50%
Translated Book Publishing	50%
Webcomic Supplied Advertising Revenue	50%
Digital Book Publishing	50%

These payments shall be made by within fifteen calendar days of the close of each calendar quarter for all calendar quarters in which the Title has generated Net Revenue.